Exhibit 8.1
LIST OF CONSOLIDATED SUBSIDIARIES
For a list of KT Corporation’s consolidated subsidiaries as of December 31, 2025 and their jurisdiction of incorporation, please see Note 1.2 of Notes to the Consolidated Financial Statements contained in KT Corporation’s annual report on Form 20-F for the fiscal year ended December 31, 2025.